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Exhibit 10.32

                                                                  EXECUTION COPY

                             SHAREHOLDERS' AGREEMENT

                                      AMONG

                               PHARMANETICS, INC.

                                       AND

                   THE SHAREHOLDERS LISTED ON EXHIBIT B HERETO

                                DATED MAY 1, 2003

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                             SHAREHOLDERS' AGREEMENT

     THIS SHAREHOLDERS' AGREEMENT (this "Agreement") is entered into as of May 1, 2003 by and among PharmaNetics, Inc., a North Carolina corporation (the "Company"), Camden Partners Strategic Fund II-A, L.P., a Delaware limited partnership, Camden Partners Strategic Fund II-B, L.P., a Delaware limited partnership (collectively, "Camden") and other parties identified as Series B Preferred Shareholders on Exhibit B hereto, as may be amended from time to time (collectively with Camden, the "Series B Preferred Shareholders").

          WHEREAS, simultaneously with the execution hereof, the Company has issued to the Series B Preferred Shareholders 89,800 shares of Series B Preferred Stock pursuant to the Stock Purchase Agreement dated as of the date hereof among the Company and the Series B Preferred Shareholders (the "Purchase Agreement"); and

          WHEREAS, it is a condition to the obligations of the Series B Preferred Shareholders under the Purchase Agreement that this Agreement be executed by the parties hereto, in order to provide, among other things, for certain rights and responsibilities as set forth herein.

          NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.   DEFINITIONS

          For all purposes of this Agreement, capitalized terms specified in Exhibit A shall have the meanings set forth in Exhibit A, except as otherwise expressly provided herein.

2.   DIRECTORS OF THE COMPANY

          In accordance with the Charter and the Bylaws, as amended, of the Company (the "Bylaws"), one director of the Company shall be elected by the holders of the Series B Preferred Stock (the "Series B Preferred Director") and all other directors of the Company shall be elected by the holders of the Common Stock and the Preferred Stock voting together as a single class (with each share of Preferred Stock entitled to one vote for each whole share of Common Stock issuable upon conversion into Common Stock).

          Until this Agreement is terminated as provided herein, the Company and each Series B Preferred Shareholder (for so long as such Series B Preferred Shareholder owns any Equity Securities of the Company) shall take or cause to be taken all reasonably necessary actions within its respective power and authority

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and in accordance with applicable law (including without limitation the voting of shares of Equity Securities held by such shareholder or the taking of action by written consent with respect to such shares) as may be required to effect the agreements contained in this Section 2.

     2.1. Board of Directors

          The Company and each Series B Preferred Shareholder shall take or cause to be taken all necessary actions as may be required:

          (1) to establish the authorized size of the Board of Directors of the Company at seven (7) directors;

          (2) to not authorize an increase in the size of the Board of Directors of the Company beyond nine (9) directors;

          (3) to cause to be elected to the Board of Directors the Series B Preferred Director designated in writing from time to time by Camden, such person initially being Richard M. Johnston (the "Camden Director");

          (4) to maintain the voting requirements for actions of the Board of Directors at a majority of directors present at a meeting at which there is a quorum, except in respect of such matters as this Agreement, the Charter or the Bylaws or law may impose a greater voting requirement;

          (5) to cause to be removed forthwith from the Board of Directors any Camden Director when removal is requested for any reason, with or without cause, by Camden, and not to remove a Camden Director for any other reason during the time of the designation rights of Camden under this Section 2.1;

          (6) in the case of death, resignation, or other removal as herein provided of any Camden Director, to elect only another person designated by Camden to fill the vacancy created thereby; and

          (7) to prevent any action from being taken by the Board of Directors of the Company during the pendency of any vacancy due to death, resignation or removal of any Camden Director, unless Camden shall have failed for a period of five Business Days after written notice from the Company of the vacancy to designate a replacement.

     2.2. Board Committees

          The Board of Directors will not establish an executive committee authorized to exercise the power of the Board of Directors generally unless the Camden Director is granted representation on such committee proportional to its

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representation on the Board of Directors, nor will the Board of Directors establish or employ committees (unless the Camden Director is granted proportional representation thereon) as a means designed to circumvent or having the effect of circumventing the rights of the Camden Director under this Agreement or the Charter to representation on the Board of Directors.

     2.3. Board Compensation

          The Camden Director shall be entitled to receive such cash, equity-linked or other compensation and expense reimbursement arrangements as shall be provided to each other non-employee member of the Board of Directors in performing their duties as directors.

     2.4. Board Observer Rights

          The Series B Preferred Shareholders, by majority vote (with each share of Preferred Stock entitled to one vote for each whole share of Common Stock issuable upon conversion into Common Stock), shall have the right to designate one person to attend (or have one person attend on his or its behalf) (the "Series B Representative") all meetings of the Company's Board of Directors and such person shall be permitted to attend all meetings of committees thereof to the extent practicable, in each case as an observer, and the Company shall provide such persons with all information provided to its Board of Directors and shall reimburse the reasonable expenses incurred by such persons in attending any meeting; provided, however, that the Company reserves the right to exclude the Series B Representative from access to any material or meeting or portion thereof if the Company in good faith believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege or to protect highly confidential proprietary information.

3.   TRANSFER OF EQUITY SECURITIES

          Any party that acquires from a Series B Preferred Shareholder any Series B Shares agrees that the Series B Shares it acquired are subject to the provisions of this Agreement and upon consummation of such Transfer shall be deemed a Series B Preferred Shareholder.

4.   PREEMPTIVE RIGHTS

          For a period of three (3) years from the date hereof, the Company hereby grants to each Series B Preferred Shareholder the right (but not the obligation) to purchase its pro rata share of any New Securities (as hereinafter defined) that the Company may, from time to time, propose to sell and issue. A pro rata share, for purposes of this right, is the portion of the New Securities obtained by multiplying the total number of New Securities proposed to be issued by a

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fraction, the numerator of which is the sum of the number of shares of Common
Stock then held by the Series B Preferred Shareholder and the number of shares of Common Stock into which shares of Series B Preferred Stock then held by the Series B Preferred Shareholder may then be converted ("Conversion Shares"), and the denominator of which is the total number of shares of Common Stock and Conversion Shares then outstanding. For purposes of this Section 4, "New Securities" shall mean any common stock or preferred stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such common stock or preferred stock, and securities of any type whatsoever that are, or by their terms may become, convertible into common stock or preferred stock of the Company, but shall not include: (a) shares of Common Stock to be issued upon conversion of the Preferred Stock or upon the exercise of warrants which were outstanding as of the date of this Agreement; (b) shares of Common Stock issued to officers, directors, employees or consultants of the Company upon the exercise of options issued to such persons, under any stock option or other equity incentive plan approved by the Board of Directors; (c) securities offered pursuant to a strategic financing with an entity engaged in the pharmaceutical, diagnostic or medical device business as approved by the Board of Directors; or
(d) securities offered to the public in an underwritten public offering.

          In the event the Company proposes to undertake an issuance of New Securities, it shall give the Series B Preferred Shareholders written notice of its intention, describing the type of New Securities, the price and the general terms upon which the Company proposes to issue the same (a "Sale Notice"). Each Series B Preferred Shareholder shall have 30 Business Days from the date of receipt of any such Sale Notice to elect to purchase all or a portion of its pro rata share of the New Securities for the price and upon the general terms specified in the Sale Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

          In the event the Series B Preferred Shareholders fail to exercise fully the rights granted hereunder within the 30-day period, the Company shall have 90 days to effect the sale of the New Securities at a price and on terms substantially the same as those offered to the Series B Preferred Shareholders in the Sale Notice. In the event the sale is not effected within the 90-day period, the Company shall not issue and sell the New Securities without again offering the New Securities to the Series B Preferred Shareholders in the manner provided in this Section 4.

          Notwithstanding Section 6.4 below, each Series B Preferred Shareholder may, from time to time, assign its rights under this Section 4 or any portion thereof to any of its Affiliates who agree to be bound under this Agreement. The aggregate pro rata share of each Series B Preferred Shareholder and its Affiliates as a group (a "Shareholder Group") shall be equal for all purposes to the number of securities which would have constituted the pro rata share of such Series

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B Preferred Shareholder had no such assignment been effected, and may be allocated among the members of the Shareholder Group in any manner agreed upon by the Shareholder Group. For purposes of this Section 4, the definition of "Affiliate" shall only include affiliated entities and shall not include individuals.

          Notwithstanding the foregoing, (i) in the event that the Board of Directors determines in good faith that the Company may be adversely affected by a delay in closing the sale of the New Securities, holders of a majority of the Series B Preferred Stock may waive the rights granted in this Section 4 on behalf of all Series B Preferred Shareholders prior to the end of the 30-day period and upon receipt of the acceptances or waivers described herein, the Company shall be free to consummate the issuance and sale of the New Securities and (ii) in no event shall the Company be required to sell any New Securities to a Shareholder that is not an "accredited investor" as such term is defined under the Act at the time of such proposed sale.

5.   ADDITIONAL COVENANTS OF THE COMPANY

          The Company hereby covenants as set forth in the following subsections with each Series B Preferred Shareholder as follows:

          5.1.  Financial and Business Information

          The Company shall furnish to the Series B Preferred Shareholders:

                (1) as soon as available and in any event within 75 days after the end of each fiscal year of the Company (or such shorter period as may be prescribed by law or regulation with respect to annual filings on Form 10-K), a copy of the audited balance sheet of the Company as of the end of such fiscal year and the related audited statements of income and cash flows for the fiscal year, all prepared in reasonable detail, and certified by independent certified public accountants of recognized national standing as presenting fairly in all material respects the financial position of the Company and approved by the Board of Directors of the Company, including footnotes and setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, subject to the applicable requirements of GAAP; and

                (2) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Company (or such shorter period as may be prescribed by law or regulation with respect to quarterly filings on Form 10-Q) (other than the last quarter of each fiscal year), a copy of the unaudited balance sheet of the Company as of the end of the quarter and the related unaudited statements of income and cash flows of the Company for the periods commencing at the end of the previous quarter and ending at the end of the quarter and

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commencing at the beginning of the fiscal year and ending at the end of the quarter, in each case setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and accompanied by a narrative management discussion and analysis of the operating results and financial condition.

     5.2. Restrictive Agreements Prohibited

          The Company shall not become a party to any agreement which by its terms or effects restricts or hinders the Company's performance of, or obligations pursuant to, this Agreement, the Registration Rights Agreement, the Charter or the Bylaws.

6.   MISCELLANEOUS

     6.1. Legend

          The certificates or other evidence representing the Series B Preferred Stock shall bear a legend (the "Legend") in substantially the following form:

          The voting rights with respect to, and sale or other disposition of, the securities represented by this certificate are restricted by and subject to the provisions of a Shareholders' Agreement dated as of May 1, 2003, a copy of which is available for inspection at the offices of the Company.

     6.2. Specific Performance

          In addition to any other remedies which the Series B Preferred Shareholders may have at law or in equity, the Company and the Series B Preferred Shareholders hereby acknowledge that the harm which might result to the Series B Preferred Shareholders from breaches by the Company or the Series B Preferred Shareholders of their respective obligations to take all necessary actions with respect to the election and the removal of directors of the Company cannot be adequately compensated by damages. Accordingly, the Company and each Series B Preferred Shareholder agrees that each other Series B Preferred Shareholder shall have the right to have all obligations and undertakings set forth in Section 2 specifically performed by the Company or the other Series B Preferred Shareholders, as the case may be, and that any other Series B Preferred Shareholder shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.

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     6.3. Termination

          Unless earlier terminated as provided herein, this Agreement, and the agreements, covenants and obligations of the parties hereunder shall forthwith terminate and become wholly void and of no effect at such time as there are less than twenty percent (20%) of the shares of Series B Preferred Stock remaining outstanding (subject to adjustment for splits, combinations and the like).

     6.4. Assignment

          Except as expressly contemplated by Section 3, neither the Company nor any Series B Preferred Shareholder shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, unless such person shall have obtained the prior written consent of all the other parties. Any purported assignment of this Agreement contrary to the terms hereof shall be null and void and of no force and effect.

     6.5. Entire Agreement; Amendment; and Waivers

          This Agreement, including the Exhibits hereto constitutes the entire agreement among the parties hereto with respect to the matters provided for herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. This Agreement may be amended, and the provisions hereof may be waived, only by action of Series B Preferred Shareholders holding a majority of the Series B Preferred Stock. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

     6.6. No Third Party Beneficiaries

          It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their

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respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

     6.7. Binding Effect

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

     6.8. Governing Law

          This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of North Carolina (excluding the choice of law rules thereof).

     6.9. Notices

          All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          (i)   If to the Company:

                PharmaNetics, Inc.
                9401 Globe Center Drive, Suite 140
                Morrisonville, North Carolina 27560
                Attention: John Funkhouser

          with a copy (which shall not constitute notice) to:

                Wyrick, Robbins, Yates & Ponton LLP
                The Summit
                4101 Lake Boone Trail, Suite 300
                Raleigh, North Carolina 27607
                Attention: Larry E. Robbins

          (ii)  If to Camden:

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                Camden Partners Holdings, LLC
                One South Street, Suite 2150
                Baltimore, Maryland 21202
                Attention: Richard M. Johnston
                           and Richard M. Berkeley

          with a copy (which shall not constitute notice) to:

                Hogan & Hartson L.L.P.
                111 South Calvert Street
                Suite 1600
                Baltimore, Maryland 21202
                Attention: Thene M. Martin

          (iii) If to any other Series B Preferred Shareholder:

                To such Series B Preferred Shareholder's address shown on Exhibit B hereof.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand-delivered or mailed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt or the delivery receipt, being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

    6.10. Execution in Counterparts

          To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

                     [Signatures Appear on Following Pages]

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     IN WITNESS WHEREOF, the undersigned have duly executed this Shareholders'
Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.

                                       PHARMANETICS, INC.



                                       By: _____________________________________
                                       Name:
                                       Title:

                                       SHAREHOLDERS:

                                       CAMDEN PARTNERS STRATEGIC
                                         FUND II-A, L.P.

                                       By: Camden Partners Strategic II, LLC,
                                            Its General Partner

                                       By: _____________________________________
                                       Name:  Richard M. Johnston
                                       Title: Managing Member

                                       CAMDEN PARTNERS STRATEGIC
                                         FUND II-B, L.P.

                                       By: Camden Partners Strategic II, LLC,
                                            Its General Partner

                                       By: _____________________________________
                                       Name:  Richard M. Johnston
                                       Title: Managing Member

SHAREHOLDERS' AGREEMENT SIGNATURE PAGE

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                                     AIG DKR SOUNDSHORE PRIVATE
                                      INVESTORS HOLDING FUND LTD.

                                     By: __________________________________
                                     Name:  Barbara Burger
                                     Title: Authorized Signatory










SHAREHOLDERS' AGREEMENT SIGNATURE PAGE

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                                    BAYSTAR CAPITAL II, LP, a Delaware limited
                                     partnership

                                    By: BayStar Capital Management, LLC,
                                         Its General Partner

                                    By: ________________________________________
                                    Name:  Steven M. Lamar
                                    Title: Managing Member



SHAREHOLDERS' AGREEMENT SIGNATURE PAGE

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                                    CRESTVIEW CAPITAL FUND I, LP

                                    By: ________________________________________
                                    Name:  Richard Levy
                                    Title:  Managing Partner

                                    CRESTVIEW CAPITAL FUND II, LP

                                    By: ________________________________________
                                    Name:  Richard Levy
                                    Title:  Managing Partner

                                    CRESTVIEW CAPITAL OFFSHORE FUND INC.

                                    By: ________________________________________
                                    Name:  Richard Levy
                                    Title:  Secretary




SHAREHOLDERS' AGREEMENT SIGNATURE PAGE

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                                    MAINFIELD ENTERPRISES INC.

                                    By: ________________________________
                                    Name: Kenneth L. Henderson
                                    Title:  Attorney-in-Fact






SHAREHOLDERS' AGREEMENT SIGNATURE PAGE

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                                    OMICRON MASTER TRUST

                                    By: Omicron Capital L.P.,
                                         As Advisor

                                    By: Omicron Capital Inc.,
                                         Its General Partner

                                    By: ______________________________
                                    Name:  Olivier Morali
                                    Title:  President




SHAREHOLDERS' AGREEMENT SIGNATURE PAGE

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                                         SMITHFIELD FIDUCIARY LLC



                                         By: ______________________________
                                         Name:  Adam J. Chill
                                         Title: Authorized Signatory







SHAREHOLDERS' AGREEMENT SIGNATURE PAGE

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                                    EXHIBIT A
                           TO SHAREHOLDERS' AGREEMENT
                             DATED AS OF MAY 1, 2003

DEFINITIONS

                "Act" shall mean the Securities Act of 1933, as amended.

                "Affiliate" shall mean: (a) with respect to a person, any member of such person's family; (b) with respect to an entity, any officer, director, shareholder, partner or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a person or entity, any person or entity which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person or entity.

                "Agreement" shall mean this Shareholders' Agreement.

                "Business Day" shall mean Monday through Friday and shall exclude any federal or religious holidays.

                "Bylaws" has the meaning set forth in Section 2.

                "Camden Director" has the meaning set forth in Section 2.1.

                "Charter" shall mean the Second Amended and Restated Articles of Incorporation of the Company.

                "Common Stock" shall mean the common stock, no par value, of the Company.

                "Company" shall mean PharmaNetics, Inc., a North Carolina corporation, or any successor thereto.

                "Conversion Shares" has the meaning set forth in Section 4.

                "Equity Securities" shall mean the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and any additional series of Preferred Stock that may be designated by the Board of Directors from time to time and any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock, any stock or security convertible into or exchangeable

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for Common Stock or any other capital stock, or interest in capital stock of the Company whether or not convertible into or exchangeable for Common Stock.

                "New Securities" has the meaning set forth in Section 4.

                "Preferred Stock" shall mean the Series A Preferred Stock, the Series B Preferred Stock and any additional series of Preferred Stock that may be designated by the Board of Directors from time to time

                "Series B Preferred Shareholders" has the meaning set forth in the Recitals.

                "Sale Notice" has the meaning set forth in Section 4.

                "Series A Preferred Stock" shall mean the Series A Convertible Preferred Stock, no par value, of the Company.

                "Series B Preferred Stock" shall mean the Series B Convertible Preferred Stock, no par value, of the Company.

                "Shareholder Group" has the meaning set forth in Section 4.

                "Transfer" means the sale, gift, mortgage, pledge, exchange, assignment or other disposition or transfer, including a disposition under judicial order, legal process, execution, attachment or enforcement of an encumbrance, but shall not include: (a) a transfer by any Shareholder that is a party to this Agreement as of the date hereof to any other Shareholder that is a party to this Agreement as of the date hereof; (b) a transfer by a Shareholder to such Shareholder's spouse, children or grandchildren, or to trustees or custodians for their benefit, provided that the transferees shall hold the Series B Preferred Stock subject to the terms of this Agreement and, as a condition precedent to such transfers, shall be required to execute and deliver this Agreement; or (c) a transfer by a Shareholder to any limited or general partner or Affiliate of the Transferor.

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                                    EXHIBIT B
                           TO SHAREHOLDERS' AGREEMENT
                             DATED AS OF MAY 1, 2003

Series B Preferred Shareholders

Camden Partners Strategic Fund II-A, L.P.
Camden Partners Strategic Fund II-B, L.P.
One South Street, Suite 2150
Baltimore, Maryland  21202
Phone: (410) 895-3800
Fax:  (410) 895-3805
Attention:  Richard M. Johnston
            and Richard M. Berkeley

AIG DKR SoundShore Private Investors Holding Fund Ltd.
1281 East Main Street
Stamford, Connecticut 06902
Phone: (203) 324-8400
Attention: Barbara Burger

BayStar Capital I, LP
c/o BayStar Capital Management, LLC
80 E. Sir Francis Drake Blvd., Suite 2B
Larkspur, California  94939
Phone:  (415) 834-4600
Fax:  (415) 834-4601
Attention: Steven Lamar

Crestview Capital Fund I, LP
Crestview Capital Fund II, LP
Crestview Capital Offshore Fund, Inc.
95 Revere Drive, Suite F
Northbrook, IL 60062
Phone:  (847) 559-0060
Fax:  (847) 559-5807
Attention: Richard Levy

Mainfield Enterprises Inc.
c/o Sage Capital Growth Inc.
660 Madison Avenue, 18/th/ Floor
New York, NY 10021
Phone:  (212) 651-9006
Fax:  (212) 651-9010
Attention: Daniel Golan

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Omicron Master Trust
c/o Omicron Capital
810 Seventh Avenue
New York, NY 10019
Phone: (212) 803-5262
Fax:  (212) 803-5269
Attention:  Olivier H. Morali

Smithfield Fiduciary LLC
c/o Highbridge Capital Management, LLC
9 West 57/th/ Street
27th Floor
New York, New York 10019
Phone: (212) 287-4720
Fax:  (212) 751-0755
Attention:  Ari J. Storch
            and Adam J. Chill

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